Exhibit 99.1

On January 30, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $650.2 million today announced operating results for the quarter and year ended December 31, 2014.  Results for 2014 were affected by the completion of the acquisition of The Ohio State Bank on November 14, 2014.

For the quarter ended December 31, 2014, the Corporation reported net income of $1,047,000, or $0.32 basic earnings per share.  This compares to fourth quarter 2013 net income of $1,080,000, or $0.31 basic earnings per share.  The decrease in operating results for the fourth quarter of 2014 as compared to the same period in 2013 was primarily attributable to a $56,000 decrease in interest income and a $195,000 increase in non-interest expense, offset by a decrease of $139,000 in interest expense, an increase in non-interest income of $95,000, and a $12,000 increase in the provision for loan losses, and the related income tax effects of these items.

Net income for the year ended December 31, 2014 totaled $4,311,000, or $1.27 basic earnings per share compared to $4,641,000 or $1.35 basic earnings per share for the same period in 2013. Compared with the same period in 2013, net income decreased $330,000, or 7.1%. The decrease in net income for the year was primarily the result of a $403,000 increase in the provision for loan losses, an increase of $351,000 in non-interest expenses and a decrease in non-interest income of $80,000 offset by an increase in net interest income of $348,000, and the related income tax effects of these items.

The Corporation recognized a $545,000 negative provision for loan losses for the fourth quarter of 2014 and a $430,000 negative provision for the year ended December 31, 2014 compared to a $533,000 negative provision for loan losses for the fourth quarter of 2013 and an $833,000 negative provision for the year ended December 31, 2013.  The allowance for loan losses as a percentage of total loans decreased to 1.06% at December 31, 2014 compared to 1.36% at December 31, 2013.  The 2014 ratio was impacted by the loans acquired through The Ohio State Bank acquisition.

For the quarter ended December 31, 2014, non-interest income was $1,246,000, compared to $1,150,000 for the fourth quarter of 2014, a $96,000 (8.4%) increase. For the year ended December 31, 2014, non-interest income was $4,387,000 compared to $4,468,000 for the same period of 2013, an $81,000 (1.8%) decrease.  The decrease in non-interest income for the year ended December 31, 2014 as compared to 2013 was primarily attributable to a $109,000 decrease in gain on sale of loans and a $237,000 decrease in other non-interest income offset by a $265,000 increase in gain on sale of securities.

For the quarter ended December 31, 2014, non-interest expenses were $4,949,000, compared to $4,754,000 for the fourth quarter of 2013, a $195,000 (4.1%) increase.  For the year ended December 31, 2014, non-interest expenses totaled $16,375,000, compared to $16,024,000 for the comparable period of 2013, an increase of $351,000 (2.2%).  Expense increases for the quarter and year ended December 31, 2014 included increases of $549,000 and $735,000, respectively, in acquisition related costs from The Ohio State Bank acquisition.  These increases were partially offset by a $456,000 decrease in miscellaneous expenses resulting from prepayment penalties on Federal Home Loan Bank advances in 2014 that were lower than such prepayment penalties in 2013.

Total assets amounted to $650.2 million at December 31, 2014, compared to $556.2 million at December 31, 2013, an increase of $94 million.  The increase in total assets was primarily the result of an increase of $9.9 million (44.4%) in cash and cash equivalents, an increase of $65.6 million (22.2%) in gross loans, an increase in available-for-sale securities of $9.4 million (4.8%), an increase of $3.2 million (35.1%) in premises and equipment, an increase of $1.5 million (17.7%) in goodwill, a $2.2 million (15.8%) increase in cash surrender value of life insurance, a $908,000 (683.6%) increase in other intangibles assets, and a $1.6 million increase in other assets, offset by a $249,000 (9.1%) decrease in certificates of deposit, a $64,000 (1.3%) decrease in Federal Home Loan Bank Stock, and a $132,000 (19.8%) decrease in other real estate owned.  Deposits during this same period increased $97.4 million, or 20.8%.  A majority of the above increases are attributable to the acquisition that was completed during the fourth quarter of 2014. The assets acquired and liabilities assumed are as follows:  cash increased $6.6 million, loans increased $58.5 million, securities increased $6.9 million, premises and equipment increased $3.4 million, goodwill increased $1.5 million, the cash surrender value of life insurance increased $1.8 million, other intangible assets increased $1 million, other assets, including accrued interest receivable increased $2.9 million and deposits increased $71.1 million.  This acquisition is intended to expand the geographical footprint of the Company, which the Company believes will help grow the balance sheet and future earnings.

Shareholders’ equity increased from $63 million at December 31, 2013 to $67.8 million at December 31, 2014.  This increase was the result of net income of $4.3 million, dividends paid of $1.2 million, repurchase of 75,000 shares of $1,136,000, the issuance of 676 treasury shares under the Corporation’s Employee Stock Purchase Plan of $12,000, and a $2.8 million increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the year ended December 31, 2014, was the result of changes in current bond yields in the market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Marion, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2013 Form 10-K/A.